Exhibit 99.2

Rock Creek Pharmaceuticals Provides Clinical Update and

Announces 2016 First Quarter Results

SARASOTA, Fla., May 16, 2016 – Rock Creek Pharmaceuticals, Inc., (OTCQB: RCPI), a clinical-stage drug development company focused on the application of its lead compound to treat acute and chronic inflammatory conditions, today filed its 2016 first quarter report on Form 10-Q with the Securities and Exchange Commission and provided clinical commentary and review on the Company’s operations for its first quarter.

Topical Drug Product Development

The Company has developed a range of anatabine cream and ointment topical formulations to move forward in pre-clinical and clinical development. Preclinical testing to date has shown the ointment demonstrates good stability and performance in skin delivery and permeation testing. The ointment formulations will therefore be advanced into clinical development.

Pre-Clinical Models of Psoriasis

The Company has initiated a second pre-clinical study of psoriasis using the imiquimod (IMQ)-induced psoriasis mouse model. This model recapitulates many features of the pathology of human psoriasis such as erythema, scaling, keratinocyte proliferation, skin thickening and activation of IL23, IL17 and IL22 cytokines. Although data are still being evaluated, the Company’s initial findings show reduction in the proliferation of skin cells (keratinocytes) which characterize human psoriatic plaques. The Company’s recent Investor Presentation, filed on May 16, 2016, on Form 8-K, contains a brief discussion of the IMQ model, highlighting epidermal staining of representative skin sections. The pictorial representation is self-evident, showing anatabine’s ability to reduce keratinocyte proliferation induced by IMQ. The Company is encouraged by anatabine’s potential efficacy in dermatological disease, and is currently quantifying and evaluating the psoriasis model data for submission for peer review publication. Further, these data will be helpful in designing the Company’s Phase IB human proof of concept study and may potentially enhance the Company’s intellectual property position.

The May 16 Investor Presentation also highlights the results of the TPA-irritant psoriasis mouse model, where the proliferation of keratinocytes was also significantly reduced. Complementary results show significant reductions in activation of STAT3 and NF-kB, two critical regulators of inflammation (see below).

Clinical Activities

The Company's upcoming Phase IB psoriasis study is being designed to achieve several goals: First, although the Company has conducted successful oral Phase I systemic safety studies, it is required that the Company’s new anatabine topical formulations are also formally evaluated for human safety. A primary goal of this study will therefore be the evaluation of safety and tolerability of different doses of the topical formulations. Second, the Phase IB is being designed to evaluate human clinical efficacy of anatabine citrate on psoriasis. The standard evaluation of efficacy is visual inspection and scoring of the psoriatic plaques by experts. These observations will be supplemented in our study with ultrasonography and pathological evaluation of skin biopsies. These will allow assessment of the impact of our drug on the depth of the psoriatic lesion and the degree of infiltration of inflammatory cells, among other parameters. Finally, the Company will be collecting biomarker data from the skin biopsies. In particular, we will measure the activity of NFK-B and STAT3, which have been previously identified as critical regulators of inflammation. A great deal of scientific and clinical work performed by the Company and others suggests that the Company’s drug will suppress inflammation by inhibiting the activation of these regulators of gene activity. Verification of the relationship between reduced activation of these transcription factors and reduced psoriatic pathology will be regarded as further evidence of anatabine’s mechanism of action. Further, if the overall results are positive, this study will provide the proof of concept that the mechanism of action of our compound can potentially be therapeutic, not only in dermatological disorders, but in other inflammation driven human diseases as well.

To support its clinical plan, the Company has undertaken a dermal toxicity program, which will allow the safe dosing of psoriasis patients in the dermal clinical studies. By careful species selection, this dermal toxicity testing program will confirm the range of anatabine citrate concentrations for dosing in the Phase IB study, but will also support multiple clinical study protocols for a follow on Phase IIa/II psoriasis trial in 2017.

Atopic Dermatitis Pre-Clinical Model

In addition to its work in psoriasis, the Company has expanded its dermatological focus to determine whether anatabine has applicability in atopic dermatitis (AD) or “eczema”. Recent forecasts suggests that this market, within a number of major countries, will grow to in excess of $5B by the early part of the next decade, growing at a compound annual growth rate of close to 4%. Accordingly, the Company has been evaluating anatabine’s attributes in a chronic mouse model of TMA-induced contact hypersensitivity, a pre-clinical model for AD, known simply as the TMA model. This well-studied model of chemical sensitization shows many of the features of AD, including swelling, inflammatory cell infiltration and inflammatory marker/cytokine increase. Initial observations and early results show that swelling associated with AT in this model is decreased with treatment by both anatabine citrate cream and anatabine citrate ointment. Importantly, the proliferation of the epidermal keratinocytes produced by TMA is also opposed by the anatabine derived topical therapeutics. Further detailed analyses are ongoing, however, pictorial representations of anatabine’s effect through skin section epidermal staining, and graphical data measurements of reduced ear thickness in affected mice, are also included in the recent Investor Presentation. More detail on the Company’s plans for atopic dermatitis will be conveyed later in the year.

Executive Commentary

Michael Mullan (MBBS, PhD), Chairman and Chief Executive Officer of Rock Creek Pharmaceuticals, commented, “As reflected in today’s filing, apart from advancement of the Company’s clinical program, the Company’s past legal challenges are also beginning to ameliorate. We are pleased that we have recently resolved the consumer class action lawsuit and we have made favorable progress on other legal matters, the details of which are included in today’s filing.”

Dr Mullan added, “The Company continues to move forward with our focus on psoriasis and dermatological skin diseases, as a means to attaining proof of concept for our compound. Our drug has a novel anti-inflammatory mechanism of action, and contingent upon continued access to sufficient capital, we expect to test its therapeutic potential in our Phase IB Psoriasis study in Q4 of 2016.”

2016 First Quarter Financial Results

The Company recorded a net loss of $2.7 million for the three months ended March 31, 2016, compared to a net loss of $338 thousand for the same period in 2015. The net loss for the three months ended March 31, 2015 included a one-time receipt of $3.5 million of insurance proceeds.

General and administrative expenses were $1.2 million for the three months ended March 31, 2016, a 63% decrease of $2.1 million, from $3.3 million for the same period in 2015.

The Company invested $133 thousand in research and development efforts during the three months ended March 31, 2016, compared to $473 thousand for the comparable period in 2015. The research and development costs for the three months ended March 31, 2016 were directed principally toward the preparation and pre-clinical testing of anatabine citrate in preparation for advancing into the next phase of the Company’s clinical development.

Additional financial information can be found in the Company’s Form 10-Q filed on May 16, 2016. Additional scientific and corporate information can be found within the Company’s updated Investor Presentation, posted on the Company’s website within the “Investors” section, under “Presentations and Webinars” and in the Company’s Form 8-K, filed May 16, 2016.

About Anatabine Citrate:

Rock Creek Pharmaceuticals’ compound is a small molecule, cholinergic agonist that exhibits anti-inflammatory pharmacological characteristics, distinct from other anti-inflammatory drugs available such as biologics, steroids and non-steroidal anti-inflammatories. The Company’s lead compound has been investigated extensively in pre-clinical (in vitro and in vivo) studies resulting in several peer reviewed and published scientific journal articles, covering models of multiple sclerosis, Alzheimer's disease, and autoimmune thyroiditis. All these studies demonstrated the anti-inflammatory effects of the Company’s compound. In addition, the Company's compilation of human exposure safety and tolerability data, has provided important insights for ongoing clinical and regulatory pharmaceutical development.

About Rock Creek Pharmaceuticals, Inc.:

Rock Creek Pharmaceuticals, Inc. is an emerging drug development company focused on the discovery, development and commercialization of new drugs, formulations and compounds that provide therapies for chronic and acute inflammatory diseases.

For more information, visit: http://www.rockcreekpharmaceuticals.com

Forward Looking Statements:

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, failure to obtain sufficient capital resources to fund our development program and operations, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, including the continued development and approval of anti-inflammatory drug candidates, the effect of any competitive products, our ability to license and protect our intellectual property, our significant payables, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices, pending litigation matters, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our annual report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 22, 2016. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

CONTACT:

Investor Contact:

PCG Advisory Group

Stephanie Prince

646.762.4518

sprince@pcgadvisory.com

Media Contact:

PCG Advisory Group

Sean Leous

646 863 8998

sleous@pcgadvisory.com

Company Contact:

Rock Creek Pharmaceuticals, Inc.

2040 Whitfield Ave. Suite 300

Sarasota Florida, 34243

1-844-727-0727

IR@rockcreekpharma.com